Exhibit 10.9

DECISIONPOINT SYSTEMS, INC.
2014 AMENDED EQUITY INCENTIVE PLAN

Option Award Agreement

This Award Agreement evidences the grant of an option pursuant to the provisions of the DecisionPoint Systems, Inc. 2014 Amended Equity Incentive Plan (the “Plan”) to the individual whose name appears below (the “Participant”), covering the specific number of Common Shares set forth below, and on the following express terms and conditions (capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan):

1.	Name of Participant:

2.	Number of Common Shares that Option Covers:

3.	Exercise Price per Share: $

4.	Date of Grant of this Option:

5.	Vesting:

6.	Method of Exercise: At any time when the Participant wishes to exercise this option, in whole or in part, the Participant shall submit to the Company a written or electronic notice of exercise in accordance with Section 7(d) of the Plan, accompanied by payment of the Exercise Price in cash, check, or Common Shares valued at Fair Market Value on the date of exercise, together with (if deemed necessary by the Committee at the time of exercise) an amount sufficient to satisfy any withholding tax obligation of the Company that arises in connection with such exercise.

7.	Expiration of Option:

8.	Type of Option:

The Participant hereby acknowledges receipt of a copy of the Plan document, agrees that this Option Award is subject to these terms and provisions in all respects, agrees that the terms of this option grant are confidential, and agrees that any disclosure of its terms by him to anyone other than his spouse, attorney, or financial advisor (who are made aware of its confidentiality) may be grounds for its forfeiture.

DECISIONPOINT SYSTEMS, INC.	Agreed to and Accepted by:

By:
Steven Smith, CEO

Serial ID: